EXHIBIT 3.1(a)

RESTATED ARTICLES OF ORGANIZATION

BEVERLY NATIONAL CORPORATION

As adopted April 25, 2006

And accepted for filing with the Commonwealth on May 9, 2006

Article 1. The name by which the corporation shall be known is:

Beverly National Corporation

Article 2. The purposes for which the corporation will be formed are as follows:

To become and be a bank holding company controlling, directly or indirectly, voting shares of one or more commercial banking institutions or other organizations and to engage, directly or indirectly, in any activity, business or transaction permissible to a bank holding company.

To subscribe for, purchase, take, receive, underwrite, invest or reinvest in, or otherwise acquire, own, use, employ, hold, vote, accept, endorse, guarantee, take and hold as security, discount or have discounted, sell, exchange, lend, lease, transfer, assign, negotiate, mortgage, pledge, encumber, create a security interest in or otherwise dispose of, and generally to deal in and with, stocks, bonds, bills, commercial paper, notes, debentures, mortgages, certificates and other evidences of interest, participations, investment contracts, warranty, rights, loans, drafts, checks, bills of exchange, bank and trade and other acceptances, warehouse receipts and other documents and instruments of title, cable transfers and other commercial and trade paper, choses in action and certification of evidence, of indebtedness, and any other obligations and securities (all hereinafter sometimes referred to generally as “securities”) (a) of trust companies, national banking associations, banking companies, other corporations, joint stock companies, trusts, associations, partnerships, joint ventures, firms and other entities and persons, domestic or foreign (all hereinafter sometimes referred to generally as “concerns”), and (b) of the United States of America and of any state thereof (including the District of Columbia, Puerto Rico or any possession of the United States), and of any country, district or municipality or other political subdivision and of any agency or public corporation of any of the foregoing, and of any foreign government or political subdivision or agency or public corporation thereof, and while the owner of any of the aforesaid to exercise all of the rights, powers and privileges of ownership in the same manner and to the extent that an individual might.

To engage or participate generally, directly or indirectly, including, without limitation, as a partner, in financial and other commercial and trading transactions, undertakings and operations of all kinds, and in the promotion, advancement and assistance, financial or otherwise, of the same, and to transact any of the business in which it engages or participates, either as principal on its own account or as a partner or as agent, factor, broker, manager, assignee or other representative and on commission or otherwise.

To undertake, carry on, assist or participate in the organization, reorganization, consolidation or liquidation of any concerns, and to promote or assist the same, financially or otherwise.

To acquire and pay for in cash or securities of the corporation or otherwise the whole or any part of the goodwill, rights, assets and property, and to undertake, guarantee, endorse, or assume the whole or any part of the obligations or liabilities including, without limiting the generality of the foregoing, leases and other contracts of any concern.

To borrow money and otherwise contract indebtedness, with or without security, to issue, repurchase or otherwise acquire, hold, sell, assign, transfer, mortgage, pledge, or otherwise dispose of and deal with stocks, bonds, debentures, notes and other evidences of indebtedness, warrants, rights and other securities of this corporation and to secure by the same mortgage, charge, hypothecation, pledge or other transfer of encumbrance of all or any part of the assets of this corporation.

To lend money to, guarantee or otherwise lend credit to, and aid in any manner, with or without security, any concern, any obligation of which is held by this corporation or in the affairs of property of which this corporation has a lawful interest; and to secure any undertaking made by it in pursuance of the foregoing mortgage, pledge or other transfer of all or any part of its assets.

To buy, lease or otherwise acquire, hold, manage, improve, care for, supervise, exchange, sell, let lease, pledge, mortgage or otherwise dispose of or encumber any and all personal property or real estate or any interest therein, in any state of the United States, including the District of Columbia, Puerto Rico, any possession of the United States, or any foreign country.

To carry on any business permitted by the laws of the Commonwealth of Massachusetts to a corporation organized under Chapter 156D.

To do any or all of the things herein set forth to the same extent as natural persons might or could do in any part of the world as principals, agents, contractors, partners, or otherwise, and either alone or in connection, in conjunction, or in association with others, and to do every other act or acts, and thing or things, incidental or appurtenant to or growing out of or connected with the foregoing purposes or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized.

Article 3. The total number of shares, and the par value, if any, of each class of stock within the corporation is authorized as follows:

TYPE	WITHOUT PAR VALUE NUMBER OF SHARES	TYPE	WITH PAR VALUE NUMBER OF SHARES	PAR VALUE
		Common	5,000,000	$2.50
		Preferred	300,000	$1.00

Article 4.

The following is a description of each of the different classes of stock with, if any, the preferences, voting rights, qualifications, special or relative rights or privileges as to each class thereof:

1.	Common Stock.

(a)	Subject to the preference and other rights of any shares of Preferred Stock that may be issued and outstanding, the holders of the Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefore.

(b)	In the event of any liquidation, dissolution or winding up of the affairs of this corporation, after payment to the holders of any Shares of Preferred Stock then issued and outstanding of the amounts to which they are entitled pursuant to the resolutions or votes of the Board of Directors providing for the issue of such Preferred Stock, the holders of the Common Stock shall be entitled to share ratably in all assets then remaining subject to distribution to the stockholders.

(c)	The holders of Common Stock shall be entitled to one vote for each of the shares held by them of record on the books of this corporation at the time for determining holders thereof entitled to vote. Except as otherwise expressly provided in the resolutions or votes creating a series of Preferred Stock, or where (notwithstanding the provisions of these Articles of Organization) a separate class vote is conferred by law in any class or series of stock, the holders of Common Stock shall vote together with the holders of the Preferred Stock, if any, outstanding and entitled to vote, as one class.

2.	Stockholders Rights.

(a)	Except to the extent limited or denied by this Section, when the outstanding capital of this corporation is increased, any additional shares of Common Stock in this corporation shall be offered to the then existing holders of Common Stock in proportion to their holdings under such terms and conditions as the Board of Directors may fix as fair and reasonable, provided, however, that the holders of Common Stock of this corporation shall have no preemptive rights for any shares of Common Stock in the following cases:

(1)	When the shares of Common Stock are being issued in consideration of services performed or to be performed.

(2)	When the shares of Common Stock are being issued in consideration of the transfer of any property to this corporation other than cash.

(3)	When the shares of Common Stock are being issued to discharge an indebtedness of this corporation.

(4)	When the shares of Common Stock are being issued as dividends of this corporation.

(5)	When the shares of Common Stock are being issued in exchange for other stock or securities of this corporation then outstanding.

(6)	When the shares of Common Stock are being issued pursuant to any right or option created by this corporation prior or subsequent to the granting of any preemptive right under this section.

(7)	When the shares of Common Stock are being issued pursuant to an amendment to these Articles of Organization expanding the number of authorized shares.

(8)	When the offering for sale is for the exercise, issuance, or granting of option to purchase shares of Common Stock to any Director, Officer or employee of this corporation, which stock may be offered or sold in such amounts and upon such terms and conditions as the Board of Directors from time to time may determine.

Holders of shares of any class that is preferred or limited as to dividends or assets shall not be entitled to any preemptive right.

Holders of shares of Common Stock shall not be entitled to any preemptive right to shares of any class that is preferred or limited as to dividends or assets or to any obligations, unless convertible into shares of Common Stock or carrying a right to subscribe to or acquire shares of Common Stock.

(b)	Stockholders shall have no right to cumulate shares in any election of directors or other matter submitted to stockholders for vote.

3.	Preferred Stock.

(a)	The Preferred Stock may be issued from time to time in one or more series. The terms of each series shall be consistent with these Articles of Organization and shall be as specified in the resolutions or votes adopted by the Board of Directors providing for the issue of such series, which resolutions or votes the Board of Directors is hereby expressly authorized to adopt. Such resolutions or votes with respect to each series shall establish and designate the series and fix and determine the preferences, voting powers, qualifications, and special or relative rights or privileges thereof, and in particular shall specify:

(i)	The number of shares to constitution such series and the distinctive designation thereof;

(ii)	The annual dividend rate on the shares of such series, whether or not dividends shall be cumulative or participating, and the date or dates on which dividends shall be payable and from which they shall accrue and (if cumulative) shall be cumulative.

(iii)	The price, time and terms and conditions, if any, upon which or at which the shares of such series shall be subject to redemption;

(iv)	The terms and conditions of a retirement or sinking fund, if any, for the purchase or redemption of the shares of such series;

(v)	The amount which shares of such series shall be entitled to receive in the event of any liquidation, dissolution or winding up of this corporation;

(vi)	The terms and conditions, if any, on which shares of such series shall be convertible into, or redeemable or exchangeable for, shares of stock of any other class or classes, or other series of the same class, of the corporation.

(vii)	The voting powers, if any, of shares of such series (including the conditions, if any, under which such series shall have the right to vote separately as a class or together with any one or more of the Common Stock and any other series of Preferred Stock as one class);

(viii)	Such other and relative powers, privileges, preferences and rights, and qualifications, limitations or restrictions as shall not be inconsistent with any such resolution or votes previously adopted as to shares then still authorized, with the provisions of these Articles of Organization or with the laws of the Commonwealth of Massachusetts.

(b)	Each share of any one series of Preferred Stock shall be identical with each other share of the same series in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and (unless dividends on the shares of such series are noncumulative) shall be cumulative; and all series shall rank equally and be identical in all respects, except as otherwise provided herein, and in any resolutions or votes of the Board of Directors providing for the issue thereof. The amount of the authorized Preferred Stock (or of any other class of equity securities) may be increased or decreased (but not below the number of shares of such class then issued and outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote on such increase or decrease, without any requirement that such increase or decrease by approved by a class vote on the part of the Preferred Stock, or any series thereof, or of any other class of equity securities, except as may be otherwise provided in the above-mentioned votes or resolutions fixing the voting rights of any series of Preferred Stock. Each shareholder shall be deemed not to have been adversely affected by any such increase or decrease.

(c)	A liquidation, dissolution or winding up of the corporation, as such terms are used in these Articles of Organization, or as may be used in any resolutions or votes of the Board of Directors providing for the issue of any series of this corporation’s capital stock, shall not be deemed to be occasioned by or to include:

(i)	Any consolidation or merger of this corporation with or into any other corporation or corporations, or

(ii)	Any sale, lease, exchange or other transfer of any or all of the assets of this corporation to another corporation or corporations pursuant to a plan which shall provide for the receipt of securities by this corporation or its stockholders, as all or the major portion of the consideration for such sale, lease, exchange or transfer, of such other corporation or corporations or of any company or companies subsidiary to, controlled by, or affiliated with such other corporation or corporations.

Article 5. The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:

None.

Article 6.

Other lawful provisions for the conduct and regulation of business and affairs of this corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of this corporation, or of its directors or stockholders, or of any class of stockholders:

1. Meetings of the stockholders of this corporation may be held at any place within the United States.

2. The Directors may make, amend or repeal the by-laws in whole or in part, except with respect to any provision thereof which by law, these Articles of Organization or the by-laws requires action by the stockholders.

3. The Board of Directors shall be divided into three classes: Class 1, Class 2, and Class 3, which shall be as nearly equal in number as possible. Each Director shall serve for a term ending on the date of the third Annual Meeting at which such Director was elected; provided, however, that each initial Director in Class 1 shall hold office until the Annual Meeting of Stockholders in 1985; each initial Director in Class 2 shall hold office until the Annual Meeting of Stockholders in 1986; and each initial Director in Class 3 shall hold office until the Annual Meeting of Stockholders in 1987.

4. Any vacancy in the Board of Directors including a vacancy resulting from the enlargement of the Board, unless and until filled by the stockholders, may be filled by a majority of the Directors present at any meeting of the Directors at which a quorum is present.

5. (a) Neither this corporation nor any of its subsidiaries shall be a part to any of the transactions specified in this section 5(a) (a “Subject Transaction”) or enter into any agreement providing for any Subject transaction unless one or more of the conditions specified in Section 5(b) below shall have been satisfied:

(i)	any merger or consolidation (whether in a single transaction or a series of related transactions) other than a merger or consolidation of this corporation and any of it subsidiaries or a merger or consolidation of any subsidiaries of this corporation;

(ii)	any sale, lease, exchange, transfer or distribution of all or substantially all or a substantial portion of the property or assets of this corporation or any of its subsidiaries, including its goodwill;

(iii)	the issuance of any securities, or of any rights, warrants or options to acquire any securities of this corporation or any of its subsidiaries, to any stockholder other than by stock dividend declared and paid to all stockholders of this corporation or pursuant to an employee stock ownership plan or an employee stock option plan established by this corporation;

(iv)	any reclassification of the stock of this corporation or any of its subsidiaries or any recapitalization or other transaction (other than a redemption of stock) which has the effect, directly or indirectly, of increasing the proportionate share of stock of this corporation or any subsidiaries held by any person;

(v)	the dissolution of this corporation or any subsidiary thereof or any partial or complete liquidation of this corporation or any subsidiary thereof.

(b)	This corporation or any of its subsidiaries may enter into any Subject Transaction if one or more of the following conditions shall have been satisfied and any additional approval or consent required by law shall have been obtained:

(i)	the Subject Transaction shall have been approved by the holders of at least eighty percent (80%) of the shares of each class of the stock of this corporation outstanding and entitled to vote on the matter, and by at least a majority of the shares of each class of the stock of this corporation outstanding and entitled to vote on the matter which are not owned, directly or indirectly, by the entity, other than this corporation, which is a party to the proposed merger or consolidation, to which the assets of this corporation are proposed to be sold, leased, exchanged, transferred or distributed, or to which securities of this corporation or any of its subsidiaries are proposed to be issued or whose ownership share of this corporation are proposed to be increased, or to which the assets of this corporation are proposed to be distributed on any dissolution or liquidation (such entity together with any subsidiary or affiliate being referred to as the “Receiving Entity”);

(ii)	the Subject Transaction shall have been approved by at least eighty percent (80%) of the Directors of this corporation not affiliated with, or owners, either directly or indirectly, of shares of the Receiving Entity (the “Unaffiliated Directors”); or

(iii)	the Subject Transaction shall have been approved by a majority of the Unaffiliated Directors prior to the date on which the Receiving Entity first acquired any share of stock of this corporation.

(c)	Notwithstanding the foregoing, a Subject Transaction shall not be subject to the requirements of Section 5(b) if:

(i)	the Subject Transaction is approved by the holders of at least a majority of the shares of each class of the stock of this corporation outstanding and entitled to vote on the matter, and by the holders of at least a majority of the shares of each class of the stock of this corporation outstanding and entitled to vote on the matter not owned, directly or indirectly, by the Receiving Entity; and

(ii)	the aggregate of the cash and fair market value of all consideration to be paid per share to the holders of the common stock of this corporation in connection with the Subject Transaction (when adjusted for stock splits, stock dividends, reclassification of shares or otherwise) shall be equal to the greater of: (A) the highest price per share paid by the Receiving Entity in acquiring any of this corporation’s Common Stock; or (B) an amount which is at least three times the per share book value of this corporation’s Common Stock as of the last day of the most recent fiscal quarterly period of this corporation preceding the date of the vote of stockholders approving the subject Transaction, provided, however, that the consideration to be paid to the holders of the Common Stock of this corporation shall be in the same form as that paid by the Receiving Entity in acquiring the shares of the Common Stock held by it except to the extent that any stockholder of this corporation shall otherwise agree.

6. In connection with the exercise of the judgment of the Directors of this corporation in determining what is the best interest of this corporation and its stockholders when evaluating: (a) a Subject Transaction or a proposal by a Receiving Entity or any other person or persons to make a Subject Transaction, or (b) a tender or exchange offer or a proposal by a Receiving Entity or other person or person to make a tender or exchange offer, the Directors shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which they deem relevant: (i) the social and economic effects of the transaction on this corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which this corporation and its subsidiaries operate or are located; (ii) the business and financial conditions and earnings prospects of such Receiving Entity or other person or persons, including, but not limited to, debt service and other existing or likely financial obligations of such Receiving Entity or other person or persons, and the possible effects of such conditions upon this corporation and its subsidiaries and the other elements of the communities in which this corporation and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of such Receiving Entity or other person or persons and its or their management.

7. Section 3, 4, 5 and 6 of this Article 6 and this Section 7 may not be amended or repealed except by the affirmative vote of at least eighty percent (80%) of the shares of each class of the stock of this corporation outstanding and entitled to vote.

8. Notwithstanding any provision of law imposing such liability, no Director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duly by such Director as a Director; provided, however, that this Section 8 shall not eliminate or limit the liability of a Director (i) for any breach of the Director’s duly of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under sections 6.40 or 8.32 of chapter 156D of the Massachusetts General Laws, or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment to or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any Director of the corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.